Intertape Polymer Group Inc. Consolidated Financial statements December 31, 2007 and 2006

Management’s Responsibility for Financial Statements	2 – 3
Management’s Report on Internal Control over Financial Reporting	4 – 5
Independent Auditors’ Report	6 – 7
Comments by Independent Auditors for U.S. Readers on Canada – U.S. Reporting Difference	8
Independent Auditors’ Report on Internal Control over Financial Reporting	9 – 10
Financial Statements
Consolidated Earnings	11
Consolidated Comprehensive Income (Loss)	12
Consolidated Shareholders’ Equity	13
Consolidated Cash Flows	14
Consolidated Balance Sheets	15
Notes to Consolidated Financial Statements	16 – 71

Management’s Responsibility for Financial Statements

The consolidated financial statements of Intertape Polymer Group Inc. and the other financial information are the responsibility of the Company’s management and have been examined and approved by its Board of Directors. These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles and include some amounts that are based on management’s best estimates and judgments. The selection of accounting principles and methods is management’s responsibility.

Management is responsible for the design, establishment and maintenance of appropriate internal controls and procedures over financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with generally accepted accounting principles. Pursuant to these internal controls and procedures, processes have been designed to ensure that the Company’s transactions are properly authorized, the Company’s assets are safeguarded against unauthorized or improper use, and the Company’s transactions are properly recorded and reported to permit the preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles.

Management recognizes its responsibility for conducting the Company’s affairs in a manner to comply with the requirements of applicable laws and established financial standards and principles, and for maintaining proper standards of conduct in its activities.

The Board of Directors assigns its responsibility for the consolidated financial statements and other financial information to the Audit Committee, all of whom are non-management and unrelated directors.

The Audit Committee’s role is to examine the consolidated financial statements and annual report and recommend that the Board of Directors approve them, to examine the internal control and information protection systems and all other matters relating to the Company’s accounting and finances. In order to do so, the Audit Committee meets periodically with the external auditors to review their audit plans and discuss the results of their examination. The Audit Committee is also responsible for recommending the appointment of the external auditors or the renewal of their engagement.

The Company’s external independent auditors, Raymond Chabot Grant Thornton LLP were appointed by the shareholders at the Annual and Special Meeting of Shareholders on June 28, 2007, to conduct the integrated audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting. Their reports indicating the scope of their audit and their opinion on the consolidated financial statements and the Company’s internal control over financial reporting follow.

/S/ Melbourne F. Yull

Melbourne F. Yull
Executive Director

/S/ Victor DiTommaso

Victor DiTommaso
Chief Financial Officer

Sarasota/Bradenton, Florida and Montreal, Canada
March 28, 2008

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting as well as the preparation of financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles, including a reconciliation of accounting principles generally accepted in the United States of America.

Internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements and even when determined to be effective can only provide reasonable assurance with respect to financial statements preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of completeness with policies or procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as at December 31, 2007 based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management has concluded that the Company’s internal control over financial reporting was effective as at December 31, 2007 based on those criteria.

The effectiveness of the Company’s internal control over financial reporting as at December 31, 2007 has been audited by Raymond Chabot Grant Thornton LLP, the Company’s independent auditors, as stated in their report which follows.

/S/ Melbourne F. Yull

Melbourne F. Yull
Executive Director

/S/ Victor DiTommaso

Victor DiTommaso
Chief Financial Officer

Sarasota/Bradenton, Florida and Montreal, Canada
March 28, 2008

Raymond Chabot Grant Thornton LLP Chartered Accountants	Raymond Chabot Grant Thornton

Independent Auditors’ Report

To the Shareholders of

We have audited the consolidated balance sheets of Intertape Polymer Group Inc. as at December 31, 2007 and 2006 and the consolidated statements of earnings, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

With respect to the financial statements for the year ended December 31, 2007, we conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). With respect to the financial statements for the years ended December 31, 2006 and 2005, we conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

www.rcgt.com

Member of Grant Thornton International

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 28, 2008 expressed an unqualified opinion thereon.

/S/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montreal, Canada
March 28, 2008

Raymond Chabot Grant Thornton LLP Chartered Accountants	Raymond Chabot Grant Thornton

Comments by Independent Auditors for U.S. Readers on Canada - U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the changes described in Note 2 to the consolidated financial statements. Our report to the shareholders on the consolidated financial statements of the Company dated March 28, 2008 is expressed in accordance with Canadian reporting standards, which do not require a reference to such change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/S/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montreal, Canada
March 28, 2008

www.rcgt.com

Member of Grant Thornton International

Raymond Chabot Grant Thornton LLP Chartered Accountants	Raymond Chabot Grant Thornton

Independent Auditors’ Report on Internal Control over Financial Reporting

To the Shareholders of

We have audited Intertape Polymer Group Inc.’s (the “Company”) internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on assessed risk and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally

www.rcgt.com

Member of Grant Thornton International

accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with Canadian generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as at December 31, 2007 and the consolidated statements of earnings, comprehensive income (loss), shareholders’ equity and cash flows for the year then ended and audited, in accordance with Canadian generally accepted auditing standards, the consolidated balance sheet of the Company as at December 31, 2006 and the consolidated statements of earnings, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006 and our report dated March 28, 2008 expressed an unqualified opinion on those financial statements and included a separate report entitled “Comments by Independent Auditors for U.S. Readers on Canada – U.S. Reporting Difference” referring to a change in accounting principle.

/S/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montreal, Canada
March 28, 2008

Consolidated Earnings

Years ended December 31, 2007, 2006 and 2005

(In thousands of US dollars, except per share amounts)

	2007	2006	2005
	$	$	$
Sales	767,272	812,285	776,015
Cost of sales	652,865	694,693	635,845
Gross profit	114,407	117,592	140,170

Selling, general and administrative expenses	71,169	84,903	78,985
Stock-based compensation expense	1,780	2,022	1,911
Research and development expenses	4,135	6,271	4,725
Financial expenses	25,285	25,746	23,799
Manufacturing facility closures, restructuring, strategic alternatives, and other charges (Note 4)	8,114	76,057	1,431
Impairment of goodwill		120,000
	110,483	314,999	110,851
Earnings (loss) before income taxes	3,924	(197,407)	29,319
Income taxes (recovery) (Note 5)	12,317	(30,714)	1,528
Net earnings (loss)	(8,393)	(166,693)	27,791

Earnings (loss) per share (Note 6)
Basic	(0.19)	(4.07)	0.67
Diluted	(0.19)	(4.07)	0.67

The accompanying notes are an integral part of the consolidated financial statements and Note 3 provides additional information on consolidated earnings.

Consolidated Comprehensive Income (Loss)

Years ended December 31, 2007, 2006 and 2005

(In thousands of US dollars)

	2007	2006	2005
	$	$	$
Net earnings (loss)	(8,393)	(166,693)	27,791
Other comprehensive income
Change in fair value of interest rate swap agreements, designated as cash flow hedges (net of future income taxes of $964)	(1,641)
Changes in accumulated currency translation adjustments	31,824	2,311	2,645
Other comprehensive income	30,183	2,311	2,645
Comprehensive income (loss) for the year	21,790	(164,382)	30,436

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Shareholders’ Equity

Years ended December 31, 2007, 2006 and 2005

(In thousands of US dollars, except for number of common shares)

	Common shares		Contributed surplus	Retained earnings (deficit)	Accumulated other comprehensive income	Total shareholders’ equity
	Number	Amount
		$	$	$	$	$
Balance as at December 31, 2004	41,236,961	289,180	4,326	79,609	31,185	404,300
Escrowed shares reacquired (Note 7)	(250,587)	(1,757)		(223)		(1,980)
Shares purchased for cancellation	(46,300)	(324)				(324)
Shares issued for cash upon exercise of stock options	17,500	88				88
Stock-based compensation expense			1,911			1,911
Net earnings				27,791		27,791
Premium on purchase for cancellation of common shares				(16)		(16)
Changes in accumulated currency translation adjustments					2,645	2,645
Balance as at December 31, 2005	40,957,574	287,187	6,237	107,161	33,830	434,415
Shares issued for cash upon exercise of stock options	29,366	136				136
Stock-based compensation expense			2,022			2,022
Accelerated vesting of stock options (Note 4)			1,527			1,527
Net loss				(166,693)		(166,693)
Changes in accumulated currency translation adjustments					2,311	2,311
Balance as at December 31, 2006	40,986,940	287,323	9,786	(59,532)	36,141	273,718
Cumulative impact of accounting changes relating to financial instruments and hedges (Note 2)				443	1,138	1,581
Balance as at December 31, 2006, as restated	40,986,940	287,323	9,786	(59,089)	37,279	275,299
Shares issued pursuant to shareholders’ rights offering (Note 15)	17,969,408	60,851				60,851
Stock-based compensation expense			1,780			1,780
Accelerated vesting of stock options (Note 4)			290			290
Net loss				(8,393)		(8,393)
Change in fair value of interest rate swap agreements, designated as cash flows hedges (net of future income taxes of $964)					(1,641)	(1,641)
Changes in accumulated currency translation adjustments					31,824	31,824
Balance as at December 31, 2007	58,956,348	348,174	11,856	(67,482)	67,462	360,010

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Cash Flows

Years ended December 31, 2007, 2006 and 2005

(In thousands of US dollars)

	2007	2006	2005
OPERATING ACTIVITIES	$	$	$
Net earnings (loss)	(8,393)	(166,693)	27,791
Non-cash items
Depreciation and amortization	38,902	36,622	31,131
Impairment of goodwill		120,000
Loss on disposal of property, plant and equipment	460	925
Property, plant and equipment impairment and other charges in connection with manufacturing facility closures, restructuring, strategic alternatives and other charges	1,373	49,382	299
Future income taxes	11,439	(32,262)	714
Insurance claim			(3,679)
Stock-based compensation expense	1,780	2,022	1,911
Pension and post-retirement benefits funding in excess of amounts expensed	(2,356)	(195)	(479)
Other non-cash items		(435)
Cash flows from operations before changes in non-cash working capital items	43,205	9,366	57,688
Changes in non-cash working capital items
Trade receivables	9,545	27,725	(10,750)
Other assets and receivables	(791)	7,667	535
Inventories	(18,736)	27,783	(1,366)
Parts and supplies	(817)	(770)	(1,145)
Prepaid expenses	515	4,514	(95)
Accounts payable and accrued liabilities	4,835	(22,676)	(12,500)
	(5,449)	44,243	(25,321)
Cash flows from operating activities	37,756	53,609	32,367

INVESTING ACTIVITIES
Temporary investment			489
Property, plant and equipment	(18,470)	(27,090)	(24,026)
Proceeds on the disposal of property, plant and equipment	1,376	3,447
Business acquisitions (Note 7)		(167)	(28,118)
Other assets	(1,308)	(5,448)	(3,852)
Goodwill	(300)	(298)	(300)
Cash flows from investing activities	(18,702)	(29,556)	(55,807)

FINANCING ACTIVITIES
Net change in bank indebtedness		(15,000)	15,000
Long-term debt	73	792
Debt issue expenses	(2,269)
Repayment of long-term debt	(80,738)	(2,920)	(3,032)
Issue of common shares		136	88
Proceeds from shareholders’ rights offering	62,753
Shareholders’ rights offering costs	(1,902)
Common shares purchased for cancellation			(340)
Cash flows from financing activities	(22,083)	(16,992)	11,716
Net increase (decrease) in cash and cash equivalents	(3,029)	7,061	(11,724)
Effect of foreign currency translation adjustments	1,259	104	(24)
Cash and cash equivalents, beginning of year	17,299	10,134	21,882
Cash and cash equivalents, end of year	15,529	17,299	10,134

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
Interest paid	25,513	26,209	22,510
Income taxes paid	378	1,877	1,446

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

December 31, 2007 and 2006

(In thousands of US dollars)

	2007	2006
	$	$
ASSETS
Current assets
Cash and cash equivalents	15,529	17,299
Trade receivables	91,427	97,199
Other receivables (Note 8)	2,970	1,900
Inventories (Note 9)	99,482	75,379
Parts and supplies	13,356	12,090
Prepaid expenses	3,522	3,912
Future income taxes (Note 5)	11,231	13,689
	237,517	221,468
Property, plant and equipment (Note 10)	317,866	322,867
Other assets (Note 11)	23,176	26,901
Future income taxes (Note 5)	53,990	57,404
Goodwill (Note 12)	70,250	63,746
	702,799	692,386
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	88,866	80,240
Instalments on long-term debt	3,074	19,743
	91,940	99,983
Long-term debt (Note 14)	240,285	310,734
Pension and post-retirement benefits (Note 17)	9,765	7,951
Derivative financial instruments	799
	342,789	418,668
SHAREHOLDERS’ EQUITY
Capital stock	348,174	287,323
Contributed surplus	11,856	9,786

Deficit	(67,482)	(59,532)
Accumulated other comprehensive income (Note 16)	67,462	36,141
	(20)	(23,391)
	360,010	273,718
	702,799	692,386

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board,

/S/ George Bunze	/S/ Allan Cohen
George Bunze, Director	Allan Cohen, Director

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

1 - GOVERNING STATUTES AND NATURE OF OPERATIONS

Intertape Polymer Group Inc., (the “Company”) incorporated under the Canada Business Corporations Act, is based in Montréal, Canada and in Sarasota/Bradenton, Florida and develops, manufactures and sells a variety of specialized polyolefin films, paper and film pressure sensitive tapes and complimentary packaging systems for use in industrial and retail applications.

The common shares of the Company are listed on the New York Stock Exchange in the United States of America (“United States” or “US”) and on the Toronto Stock Exchange in Canada.

2 - ACCOUNTING POLICIES

The consolidated financial statements are expressed in US dollars and were prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which, in certain respects, differ from the accounting principles generally accepted in the United States, as shown in Note 23.

Reclassification

Certain amounts have been reclassified from prior years to conform to the current year presentation.

Accounting changes

Year ended December 31, 2007

Accounting Changes

On January 1, 2007, in accordance with the applicable transitional provisions, the Company applied the recommendations of new Section 1506, “Accounting Changes”, of the Canadian Institute of Chartered Accountants’ (“CICA”) Handbook. This new section, effective for the years beginning on or after January 1, 2007, prescribes the criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies, changes in accounting estimates and corrections of errors. Furthermore, the new standard requires the communication of the new primary sources of GAAP that are issued but not yet effective or not yet adopted by the Company. The adoption of the new standard had no impact on the Company’s financial results.

Financial Instruments, Hedges and Equity

On January 1, 2007, in accordance with the applicable transitional provisions, the Company adopted the new recommendations in Sections 3855, "Financial Instruments – Recognition and Measurement", 1530, "Comprehensive Income", 3861, "Financial Instruments – Disclosure and Presentation", 3865, "Hedges", and 3251, "Equity", of the CICA Handbook.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 – ACCOUNTING POLICIES (Continued)

Sections 3855 and 3861 deal with the recognition, measurement, presentation and disclosure of financial instruments and non-financial derivatives in the financial statements. The transitional provisions of these sections require that the Company remeasure the financial assets and liabilities as appropriate at the beginning of its fiscal year. Any adjustment of the previous carrying amount is recognized as an adjustment of the balance of retained earnings at the beginning of the fiscal year of initial application or as an adjustment of the opening balance of a separate component of accumulated other comprehensive income, as appropriate. The financial statements of prior fiscal years are not restated.

Section 1530 requires the presentation of comprehensive income and its components in a new financial statement and establishes standards for reporting and display of comprehensive income. Comprehensive income is the change in the Company’s net assets that result from transactions, events and circumstances from sources other than the Company’s shareholders. It also includes revenues, expenses, gains and losses that, in accordance with primary sources of GAAP are recognized in comprehensive income, but excluded from net earnings. Section 3251 establishes standards for the presentation of equity and changes in equity during the reporting fiscal year. Pursuant to the transitional provisions of these sections, the Company's financial statements of prior fiscal years are not restated, except for the accumulated currency translation adjustments.

Adoption of these new recommendations resulted in the following impacts on the classification and measurement of the Company's financial instruments, which were previously recognized at cost:

–

Cash is classified as financial assets held for trading. It is measured at fair value and the gains or losses resulting from its subsequent measurements, at the end of each period, are recognized in net earnings;

–

Temporary investments included with cash equivalents are classified as held-to-maturity financial assets. They are recognized at amortized cost using the effective interest method, including any impairment. Interest calculated using the effective interest method is recognized in earnings;

–

Trade receivables, other receivables, excluding income, sales and other taxes, and loans to officers and directors are classified as loans and receivables. They are recorded at amortized cost, which upon their initial measurement is equal to their fair value. Subsequent measurement of trade receivables are recorded at amortized cost, which usually corresponds to the amount initially recorded less any allowance for doubtful accounts. Subsequent measurements of other receivables are recorded at amortized cost using the effective interest method, including any impairment;

–

Bank indebtedness and accounts payable and accrued liabilities are classified as other financial liabilities. They are measured at amortized cost using the effective interest method and the gains and losses resulting from their subsequent measurement, at the end of each period, are recognized in net earnings;

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 – ACCOUNTING POLICIES (Continued)

–

Long-term debt is classified as other financial liabilities. It is measured at amortized cost using the effective interest method, which is the amount on initial recognition net of the accumulated amortization of the related debt issue expenses incurred at the time the long-term debt was issued. The amount recorded upon initial recognition corresponds to the notional amount of the long-term debt less the related debt issue expenses. Previously, the long-term debt was measured at cost and the debt issue expenses were included in the Company’s consolidated balance sheet under the caption “Other assets” and were amortized on a straight-line basis over the term of the related long-term debt;

–

The Company recognizes as separate assets and liabilities derivatives embedded in hybrid instruments issued, acquired or substantially modified by the Company as of January 1, 2003, when the hybrid instruments are not recognized as held for trading and are still in effect as at January 1, 2007. Embedded derivatives that are not closely related to the host contract must be separated and classified as held-for-trading financial instruments; they are then measured at fair value and changes in fair value are recognized in net earnings. The Company has not identified any embedded derivatives that should be separated from the host contracts as at January 1, 2007.

Section 3865 describes when and how hedge accounting may be applied. The adoption of hedge accounting is optional. It offers entities the possibility of applying different reporting options than those set out in Section 3855, to qualifying transactions that they elect to designate as hedges for accounting purposes. Following the adoption of Section 3865, the Company continued applying hedge accounting to its cash flow hedge relationship related to its interest rate risk of its interest payments using interest rate swap agreements. These derivatives are measured at fair value at the end of each period and the gains or losses resulting from subsequent measurements are recognized in other comprehensive income when the hedge relationship is deemed effective. Any ineffective portion is recognized in net earnings.

The adoption of these new standards resulted in the following changes as at January 1, 2007: a $1.1 million increase in accumulated other comprehensive income, a $1.8 million increase in derivative financial instruments reported within “Other assets”, a $0.9 million decrease in future income tax assets, a $0.6 million decrease in long-term debt and a $0.4 million decrease in deficit. The adoption of these new standards has no impact on the Company’s cash flows. For the year ended December 31, 2007, the Company recognized an unrealized loss of $2.6 million ($1.6 million, net of related future income taxes), under other comprehensive income representing the change in fair value of the effective portion of the interest rate swap agreements, with an amount of $0.8 million being recognized as derivative financial instruments on the balance sheet and an increase in future income tax assets of $0.3 million. In addition, the adoption of these new standards resulted in a decrease in financial expenses of $0.3 million, an increase in net earnings of $0.2 million and an inconsequential impact on both basic and diluted earnings per share.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 – ACCOUNTING POLICIES (Continued)

Year ended December 31, 2006

Accounting by a vendor for considerations given to a customer

During the year ended December 31, 2006, the Company adopted the CICA Emerging Issues Committee (“EIC”) Abstract No. 156 “Accounting by a vendor for considerations given to a customer (including a reseller of the vendor’s products)”. This EIC Abstract requires that consideration given to a customer by a vendor be classified as a reduction of revenue when recognized in the vendor’s income statement. Consideration refers to sales incentives, discounts, coupons, rebates and price reductions amongst others. As a result, the Company retroactively reclassified $19.5 million and $25.8 million of rebates, discounts and allowances historically included with selling, general and administrative expenses as a reduction of sales for the years ended December 31, 2006 and 2005, respectively.

Accounting estimates

The preparation of the consolidated financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the recorded amount of assets and liabilities and disclosure of contingent assets and liabilities as at the balance sheet date and the recorded amounts of revenues and expenses during the year then ended. On an ongoing basis, management reviews its estimates based on currently available information. Actual results may differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany accounts and transactions have been eliminated.

Derivative financial instruments

Derivative financial instruments are utilized by the Company to reduce interest rate risk on its debt. The Company does not enter into derivative financial instruments for trading or speculative purposes.

The Company’s policy is to formally designate each derivative financial instrument as a hedge of a specifically identified debt instrument. The Company believes that the derivative financial instruments are effective as hedges, both at inception and over the term of the instrument, as the term to maturity, the principal amount and the interest rate basis in the instruments all match the terms of the debt instrument being hedged.

Interest rate swap agreements are used as part of the Company’s program to manage the floating interest rate mix of the Company’s total debt portfolio and related overall cost of borrowing. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional principal amount upon which the payments are based, and are recorded as an adjustment of interest expense on the hedged debt instrument. The related amount payable to or receivable from counterparties is included as an adjustment to accrued interest.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 – ACCOUNTING POLICIES (Continued)

The fair value of the interest rate swap agreements designated as cash flow hedges that are determined to be effective hedges and the subsequent changes in such fair value are recognized in other comprehensive income. The ineffective portion of the changes in fair value of the interest rate swap agreements are recognized in earnings. In addition, the accumulated changes in fair value of the interest rate swap agreements, included in accumulated other comprehensive income, are recognized in earnings as the hedged items affect earnings.

Foreign currency translation

Reporting currency

The accounts of the Company’s operations having a functional currency other than the US dollar have been translated into the reporting currency using the current rate method as follows: assets and liabilities have been translated at the exchange rate in effect at the balance sheet date and revenues and expenses have been translated at the average rate during the year then ended. All translation gains or losses of the Company’s net equity investments in these operations have been included in accumulated other comprehensive income in the consolidated balance sheet.

Foreign currency translation

Transactions denominated in currencies other than the functional currency have been translated into the functional currency as follows: monetary assets and liabilities have been translated at the exchange rate in effect at the end of each year and revenues and expenses have been translated at the average exchange rate for each year, except for depreciation and amortization which are translated at the historical rate; non-monetary assets and liabilities have been translated at the rates prevailing at the transaction dates. Exchange gains or losses on financial assets and liabilities are recognized in earnings, except for exchange gains or losses on available-for-sale financial assets. Exchange gains or losses on available-for-sale financial assets are considered in the changes in fair value of available-for-sale financial assets and are included in other comprehensive income.

Revenue recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes upon shipment of the product. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

Research and development

Research and development expenses are expensed as they are incurred, net of any related investment tax credits, unless the criteria for capitalization of development expenses in accordance with Canadian GAAP are met.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 – ACCOUNTING POLICIES (Continued)

Stock option plan

The Company has a stock-based compensation plan that grants stock options to employees and directors. Stock-based compensation expense is recognized over the vesting period of the options granted. Any consideration paid by employees and directors on exercise of stock options is credited to capital stock together with any related stock-based compensation expense originally recorded in contributed surplus. Forfeitures are estimated at the time of the grant and are subsequently adjusted to reflect actual events.

Comprehensive income

Components of comprehensive income include net earnings, changes in accumulated currency translation adjustments, changes in the fair value of interest rate swap agreements designated as cash flow hedges (net of related tax effects) and changes in fair value of available-for-sale financial assets (net of related tax effects).

Earnings per share

Basic earnings per share are calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per share are calculated using the treasury stock method giving effect to the exercise of options. The treasury stock method assumes that any proceeds that could be obtained upon the exercise of options would be used to repurchase common shares at the average market price during the year.

Cash and cash equivalents

The Company’s policy is to present cash and temporary investments having a term of three months or less from the acquisition date with cash and cash equivalents.

Accounts receivable

Credit is extended based on evaluation of a customer’s financial condition and generally, collateral is not required. Accounts receivable are stated at amounts due from customers based on agreed upon payment terms net of an allowance for doubtful accounts. Accounts outstanding longer than the agreed upon payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they are determined to be uncollectible and any payments subsequently received on such receivable are credited to the allowance for doubtful accounts.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Inventories and parts and supplies valuation

Raw materials are valued at the lower of cost and replacement cost. Work in process and finished goods are valued at the lower of cost and net realizable value. Cost is principally determined by the first in, first out method. The cost of work in process and finished goods includes the cost of raw materials, direct labour and manufacturing overhead.

Parts and supplies are valued at the lower of cost and replacement cost.

Property, plant and equipment

Property, plant and equipment are stated at cost less applicable investment tax credits and government grants earned and are depreciated over their estimated useful lives according to the following methods, annual rates and periods:

	Methods	Rates and Periods

Buildings and building under capital lease	Diminishing balance or straight-line	5% or 15 to 40 years
Manufacturing equipment	Straight-line	5 to 20 years
Furniture, office and computer equipment, computer equipment under capital lease, software and other	Diminishing balance or straight-line	20% or 3 to 10 years

The Company follows the policy of capitalizing interest during the construction and preproduction periods as part of the cost of significant property, plant and equipment. Normal repairs and maintenance are expensed as incurred. Expenditures which materially increase values, change capacities or extend useful lives are capitalized. Depreciation is not charged on new property, plant and equipment until they become operative.

Impairment of long-lived assets

Long-lived assets, such as property, plant and equipment are tested for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable when it exceeds the sum of the undiscounted cash flows expected from its use and eventual disposal. In such a case, an impairment loss must be recognized and is equivalent to the excess of the carrying amount of a long-lived asset over its fair value.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Deferred charges

Debt issue expenses, incurred in connection with the Company’s revolving credit facility, are deferred and amortized on a straight-line basis over the term of the revolving credit facility. Other deferred charges are amortized on a straight-line basis over the period of future benefit, varying from one to five years.

Prior to January 1, 2007, debt issue expenses relating to long-term debt were deferred and amortized on a straight-line basis over the term of the related debt. Effective January 1, 2007, debt issue expenses relating to long-term debt are capitalized against long-term debt to reflect the utilization of the effective interest method instead of the straight-line method previously applied.

Goodwill

Goodwill is the excess of the cost of acquired businesses over the net of the amounts assigned to assets acquired and liabilities assumed. Goodwill is not amortized. It is tested for impairment annually or more frequently if events or changes in circumstances indicate that it is impaired. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit with its fair value. If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value. When the carrying amount of goodwill exceeds the fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess. The fair value is calculated as discussed in Note 12.

Environmental costs

The Company expenses, on a current basis, recurring costs associated with managing hazardous substances and pollution in ongoing operations. The Company also accrues for the fair value of a liability for costs associated with the remediation of environmental pollution in the period in which it is incurred and when a reasonable estimate of fair value can be made.

Pension and post-retirement benefit plans

The Company has defined benefit and defined contribution pension plans and other post-retirement benefit plans for its Canadian and American employees.

The following policies are used with respect to the accounting for the defined benefit and other post-retirement benefit plans:

–

The cost of pensions and other post-retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and is charged to earnings as services are provided by the employees. The calculations take into account management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees, participants’ mortality rates and expected health care costs;

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

–

For the purpose of calculating the expected return on plan assets, those assets are valued at the market-related value for certain plans and for other plans, at fair value. Market-related value of assets as at December 31, is determined based on the assets market value adjusted by a certain percentage, ranging from 20% to 80%, of the assets gains (losses) from the prior four years resulting within 80% to 120% of the assets actual market value. Assets gains (losses) represent the difference between the assets market value and their expected value. The assets expected value is determined as a function of the assets prior year’s market value adjusted for contributions, benefits paid and interest rate at the valuation date.

–

Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees who are active at the date of amendment;

–

Actuarial gains (losses) arise from the difference between actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net actuarial gains (losses) over 10% of the greater of the benefit obligation and the market-related value or the fair value of plan assets is amortized over the average remaining service period of active employees;

–

On January 1, 2000, the Company adopted the new accounting standard on employee future benefits using the prospective application method. The Company is amortizing the transitional obligations on a straight-line basis over the average remaining service periods of employees expected to receive benefits under the benefit plans as of January 1, 2000;

–

When the restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement;

–

Defined contribution plan accounting is applied to a multiemployer defined benefit plan for which the Company has insufficient information to apply defined benefit plan accounting.

Income taxes

The Company provides for income taxes using the liability method of tax allocation. Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between the financial statement values and tax values of assets and liabilities, using substantially enacted income tax rates expected to be in effect for the year in which the differences are expected to reverse. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered to be more likely than not.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

New accounting pronouncements not yet implemented

The CICA has issued the following new Handbook Sections:

Financial Instruments – Disclosures

In December 2006, the CICA published Section 3862, “Financial Instruments – Disclosures”, which is effective for interim and annual financial statements for fiscal years beginning on or after October 1, 2007. This section describes the required disclosures for the assessment of the significance of financial instruments for an entity’s financial position and performance and of the nature and extent of risks arising from financial instruments to which the entity is exposed and how the entity manages those risks. This section and Section 3863, “Financial Instruments – Presentation” will replace Section 3861, “Financial Instruments – Disclosure and Presentation”. The Company will implement this new standard as of January 1, 2008. This new standard only addresses disclosure and will have no impact on the Company’s financial results.

Financial Instruments – Presentation

In December 2006, the CICA also published Section 3863, “Financial Instruments – Presentation”, which is effective for interim and annual financial statements for fiscal years beginning on or after October 1, 2007. This section establishes standards for presentation of financial instruments and non-financial derivatives. The Company will implement this new standard as of January 1, 2008. This new standard only addresses disclosure and will have no impact on the Company’s financial results.

Capital Disclosures

In December 2006, the CICA published new Section 1535, “Capital Disclosures”, which is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. This section establishes standards for disclosing information about an entity’s capital and how it is managed. It describes the disclosure requirements of the entity’s objectives, policies and processes for managing capital, the quantitative data relating to what the entity regards as capital, whether the entity has compiled with capital requirements, and, if it has not complied, the consequences of such non-compliance. The Company will implement this new standard as of January 1, 2008. This new standard only addresses disclosure and will have no impact on the Company’s financial results.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Inventories

In June 2007, the CICA published Section 3031, "Inventories", which replaces Section 3030 of the same title. The new section provides guidance on the determination of cost and its subsequent recognition as an expense, including any write-down to net realizable value. It also provides guidance on the cost formulas that are used to assign costs to inventories.

The new section affects the following, in particular:

–

Certain costs, such as storage costs and general and administrative expenses that do not contribute to bringing the inventories to their present location and condition, are excluded from the cost of inventories and expensed during the year in which they are incurred;

–

The reversal of the write-down to net realizable value amounts when there is a subsequent increase in the value of the inventories is now required;

–

The valuation of inventory at the lower of cost and replacement cost is no longer allowed;

–

The new standard also requires additional disclosures.

This new standard is effective for interim and annual financial statements for fiscal years beginning on or after January 1, 2008 and the Company will implement it as of January 1, 2008. The Company's management has determined that the impact of the application of this new standard will have no significant impact on the Company’s financial results upon adoption.

Goodwill and intangible assets

In February 2008, the CICA published new Section 3064, “Goodwill and Intangible Assets”. This section which replaces Goodwill and Other Intangible Assets, Section 3062, and Research and Development Costs, Section 3450, establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. In addition, Section 1000, “Financial Statement Concepts” was amended to clarify the criteria for recognition of an asset. Finally, once a company adopts this new section it may no longer apply the guidance in EIC Abstract 27, “Revenues and Expenditures during the Pre-Operating Period”.

This section applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008 and the Company will implement it as of January 1, 2009. The Company does not anticipate that the application of this new standard will have a material impact on the Company’s financial results upon adoption.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

3 - INFORMATION INCLUDED IN CONSOLIDATED EARNINGS

	2007	2006	2005
	$	$	$
Financial expenses
Interest on long-term debt	24,856	25,476	22,506
Amortization of debt issue expenses on long-term debt	2,646	989	992
Interest on credit facilities	237	913	751
Amortization of debt issue expenses on credit facilities	698	371	372
Interest capitalized to property, plant and equipment	(1,012)	(1,093)	(1,035)
Foreign exchange loss (gain)	(996)	(553)	250
Interest income and other	(1,144)	(357)	(37)
	25,285	25,746	23,799

Depreciation of property, plant and equipment	35,313	34,934	29,519
Amortization of other deferred charges	245	328	248
Impairment of property, plant and equipment		32,168	483
Loss on disposal of property, plant and equipment	460	925
Investment tax credits recorded as a reduction of research and development expenses	355		91

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

4 - MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER CHARGES

Year ended December 31, 2007

The following table is a description of the significant charges incurred by the Company in connection with its strategic alternative process restructuring and the retirement of the interim Chief Executive Officer and Chief Financial Officer, included in the Company’s consolidated statement of earnings for the year ended December 31, 2007 under the caption “Manufacturing facility closures, restructuring, strategic alternatives and other charges”.

		Manufacturing facility closures
		Severance and other labor related costs	Site restoration	Restructuring	Other charges	Total
		$	$	$	$	$
Balance as at January 1, 2007 included in accounts payable and accrued liabilities		272	2,394	3,162	335	6,163
Staffing reductions	(a)			1,327		1,327
Strategic alternatives process	(b)				6,787	6,787
				1,327	6,787	8,114
Cash payments		272	1,140	3,308	6,832	11,552
Non-cash charges					290	290
Balance as at December 31, 2007 included in accounts payable and accrued liabilities		-	1,254	1,181	-	2,435

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

4 -

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER COSTS (Continued)

Year ended December 31, 2007

(a)

In connection with the cost reduction initiatives commenced in 2006, the Company recorded $1.3 million in severance and other labour related costs with respect to the staffing reductions undertaken by the Company. With respect to the staffing reductions, the Company has incurred a total of $7.3 million as at December 31, 2007.

(b)

At the annual and special meeting of shareholders held on June 28, 2007, shareholders rejected, by a vote of approximately 70%, a special resolution providing for the sale of all the outstanding common shares of the Company, thereby terminating the strategic alternative process, which commenced in the late part of 2006. In connection with the strategic alternative process and the termination thereof, the Company recorded a charge of approximately $5.5 million, bringing the total related cost to approximately $6.1 million. The $5.5 million incurred in 2007 is comprised of a $1.8 million termination fee paid to the rejected acquirer and $3.7 million paid in professional fees and other charges associated with the process.

In addition, the Company’s Interim Chief Executive Officer retired in the second half of 2007. In connection with his retirement, the Company recorded a charge of approximately $1.1 million including $0.1 million in stock-based compensation expense and $1.0 representing the recognition of the balance of his pension obligation. In addition, the Company’s Chief Financial Officer retired on June 30, 2007. In regards to his retirement, the Company recorded a charge of approximately $0.2 million in stock-based compensation expense.

The Company has substantively completed all announced restructurings and plant closures, as well as strategic alternative activities and it does not expect any additional costs in future periods with respect to such initiatives.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

4 -

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER COSTS (Continued)

Year ended December 31, 2006

The following table describes the significant charges incurred by the Company in connection with its restructuring efforts, included in the Company’s consolidated statement of earnings for the year ended December 31, 2006 under the caption “Manufacturing facility closures, restructuring, strategic alternatives and other charges”.

		Manufacturing Facility Closures
		Impairment of long-lived assets	Severance and other labor related costs	Site Restoration	Inventory	Other	Restructuring	Other Charges	Total
		$	$	$	$	$	$	$	$

Piedras Negras, Mexico facility closure	(a)	961	519		1,403	326			3,209
Brighton, Colorado facility closure	(b)	22,131	1,292	2,583	3,524	649			30,179
Environmental remediation	(c)					1,480			1,480
Facilities sale	(d)					925		14	939
Gretna, Virginia facility closure	(e)	1,225	42		1,515	402			3,184
Retirement of Chief Executive Officer	(f)							9,900	9,900
Canadian income trust project	(g)							3,940	3,940
Staffing reductions and Chief Executive Officer succession planning	(h)						6,005	1,289	7,294
Termination of corporate aircraft lease	(i)						2,515		2,515
Credit facilities amendments	(j)							1,908	1,908
Impairment of long-lived assets	(k)						7,851	176	8,027
Patent litigations	(l)							2,873	2,873
Strategic alternatives process	(m)							609	609
		24,317	1,853	2,583	6,442	3,782	16,371	20,709	76,057
Cash payments			1,581	189		2,857	5,358	9,487	19,472
Non-cash charges		24,317			6,442	925	7,851	10,887	50,422
Balance as at December 31, 2006 included in accounts payable and accrued liabilities			272	2,394			3,162	335	6,163

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

4 -

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER COSTS (Continued)

Year ended December 31, 2006

Manufacturing facility closures

During the year ended December 31, 2006, the Company underwent significant changes including making several revisions to its business model, which included the following: (1) seeking ways to restructure its business and reduce costs to levels more proportionate with near term anticipated sales volume and gross margins; (2) expanded the use of imported products and (3) exiting of several unprofitable customer accounts and streamlining product offerings, particularly with respect to products sold to its consumer accounts. Consequently, the Company undertook the following facility closures activities during the year ended December 31, 2006:

(a)

In the first quarter of 2006, the Company closed its flexible intermediate bulk container (“FIBC”) manufacturing facility in Piedras Negras, Mexico. The total charge for closing this facility was $3.2 million, of which $2.4 million was non-cash charges resulting from the impairment charge recorded to reflect the fair value of the machinery and equipment which were idled upon closure of the facility, and inventories located in Piedras Negras in the amount of $1.0 million and $1.4 million respectively. In addition, the Company incurred $0.5 million in severance and other labour related costs in connection with the facility’s employees and $0.3 million in other costs associated with the facility closure.

(b)

The Company closed its manufacturing facility in Brighton, Colorado in early November 2006. The total costs for severance, equipment relocation and facility restoration were approximately $1.3 million, $0.6 million and $2.6 million, respectively. The Company also recorded $25.7 million in non-cash charges as an impairment to reflect the estimated recoverable value of the machinery and equipment, which were idled upon the closure of the facility and inventories located in Brighton, in the amount of $22.1 million and $3.5 million respectively.

(c)

In the second quarter of 2006, the Company recorded $1.5 million in additional remediation expenses at its Montreal manufacturing facility that was closed in December 2004. The Company had originally estimated the cost of the environmental remediation to be approximately $0.5 million. When remediation activities commenced in April 2006, the Company was notified that excavation had uncovered additional soil contamination requiring remediation in excess of the original estimate. The remediation was completed during the third quarter and in October 2006, the Company sold the property to a third party and has no residual environmental liability related to this site.

(d)

In June and July 2006, the Company sold the properties of two previously closed manufacturing facilities in Edmunston, New Brunswick and Green Bay, Wisconsin. The Company realized net cash proceeds of approximately $2.5 million and recorded a loss on disposition of approximately $0.9 million.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

4 -

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER COSTS (Continued)

(e)

In an effort to improve its customer service levels and reduce related service costs, during 2006, the Company implemented changes in the manner in which it handles packaging, sales and delivery of products to retail customers in its consumer business. These changes required the closing of the Company’s repackaging facility in Gretna, Virginia. The cost to close the facility totalled $3.2 million including $2.7 million of non-cash charges related to adjusting discontinued inventories by approximately $1.5 million to estimated fair value, retiring information technology systems amounting to $1.2 million and approximately an additional $0.5 million in other charges associated with the facility closure.

Restructuring and other charges

(f)

The Company’s founder, Chief Executive Officer and Chairman of the Board of Directors retired at the Company’s annual shareholders’ meeting on June 14, 2006. In connection with his retirement, the Company recorded charges totalling $9.9 million including $1.5 million in accelerated stock-based compensation expense and $2.4 million related to the recognition of the balance of his pension obligation.

(g)

As originally announced in December 2005, the Company investigated the possibility of selling a portion of its interest in the combined coated products operation and FIBC business through an initial public offering of the combined businesses using a Canadian Income Trust. On May 24, 2006, the Company announced that it had indefinitely deferred the decision to proceed with this offering. Accordingly, during the second and third quarters of 2006, the Company recorded a net charge of $3.9 million representing the write-off of the fees and expenses incurred in connection with the deferred sale.

(h)

The Company made significant reductions in its staffing levels beginning in the second quarter of 2006 and continuing through the reminder of the year. These staffing adjustments, coupled with Chief Executive Officer succession planning costs resulted in restructuring and other charges of approximately $7.3 million.

(i)

In June 2006, the Company decided to exit its corporate aircraft lease, resulting in a charge of $2.5 million. The Company successfully exited the corporate aircraft lease in the fourth quarter of 2006.

(j)

During the year ended December 31, 2006, the Company amended its credit facilities twice in order to accommodate the various charges discussed herein, to allow for the goodwill impairment charge discussed in Note 12 and to provide for the relaxation of the credit facilities’ covenants. As a result, the Company incurred approximately $1.9 million in amendment fees.

(k)

The Company recorded property, plant and equipment impairment charges totalling $8.0 million in 2006 related to efforts to streamline manufacturing operations through the elimination of redundant capacity as well as ongoing revisions to product marketing strategies.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

4 -

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER COSTS (Continued)

 (l)

During the second quarter of 2006, the Company reassessed the recoverability of certain legal costs incurred in defence of lawsuits alleging trademark infringement and concluded that the costs did not remain recoverable. Accordingly, in the second quarter of 2006, the Company wrote-off approximately $2.9 million in legal costs related to the litigations.

(m)

On October 2, 2006, the Company announced that its Board of Directors was initiating a process to explore and evaluate various strategic and financial alternatives available to enhance shareholder value. During the fourth quarter of 2006, the Company incurred costs of approximately $0.6 million in connection with this process.

Year ended December 31, 2005

Facility closures

During the year ended December 31, 2005, the Company completed the closures, which began in 2004, of its Cumming, Georgia and Montréal, Quebec manufacturing locations. The Company incurred approximately $1.4 million in additional plant closure costs. The additional costs include an amount of $0.1 million of termination related benefits, an amount of $0.3 million related to impairment of property, plant and equipment and $1.0 million for other facility related closure costs including relocating equipment and inventories to other facilities. As at December 31, 2005, there were no amounts payable relating to the closures of the Cumming, Georgia and Montréal, Quebec facilities.

Industrial accident

During the year ended December 31, 2005, an explosion occurred at one of the Company’s plants resulting in damage to the facility’s structure and assets. The Company recorded a total insurance claim of $5.2 million in 2005 including $1.8 million related to reimbursable damages and expenses incurred and $3.4 million related to the replacement of the boilers destroyed in the explosion. The Company received $1.5 million of the insurance claim during 2005 and the balance in 2006.

An amount of $0.9 million of the insurance claim has been recorded on the consolidated earnings line captioned “Manufacturing facility closures, restructuring, strategic alternatives and other charges” against $0.9 million of insurance deductibles and non-insurance expenses recorded on that same line. The remaining $4.3 million of the insurance claim is recorded as a reduction to the cost of sales against the remaining costs incurred, the write-off of the boilers amounting to $0.5 million and other assets damaged in the explosion.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

5 - INCOME TAXES

The provision for income taxes consists of the following:

	2007	2006	2005
	$	$	$
Current	878	1,548	814
Future	11,439	(32,262)	714
	12,317	(30,714)	1,528

The reconciliation of the combined federal and provincial statutory income tax rate to the Company’s effective income tax rate is detailed as follows:

	2007	2006	2005
	%	%	%
Combined federal and provincial income tax rate	33.9	36.2	35.7
Foreign losses recovered (foreign income taxed) at lower rates	7.7	0.4	(0.1)
Change in income tax rate	121.1
Impairment of goodwill		(17.2)	(13.3)
Non-deductible expenses	41.5	(1.2)	(3.2)
Impact of other differences	44.2	(2.6)
Change in valuation allowance	65.6		(13.9)
Effective income tax rate	314.0	15.6	5.2

The net future income tax assets are detailed as follows:

	2007	2006
	$	$
Future income tax assets
Trade and other receivables	220	2,344
Inventories	2,502	2,934
Property, plant and equipment	8,355	4,885
Accounts payable and accrued liabilities	2,595	3,783
Tax credits, losses carry-forward and other tax deductions	112,369	117,762
Pension and post-retirement benefits	804	785
Goodwill	4,337	6,009
Other	1,346	3,494
Valuation allowance	(14,286)	(12,446)
	118,242	129,550
Future income tax liabilities
Property, plant and equipment	52,467	58,457
Pension and post-retirement benefits	554
	53,021	58,457
Total net future income tax assets	65,221	71,093

Net current future income tax assets	11,231	13,689
Net long-term future income tax assets	53,990	57,404
Total net future income tax assets	65,221	71,093

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

5 - INCOME TAXES (Continued)

As at December 31, 2007, the Company has $85.6 million (CAD$83.8 million) of Canadian operating losses carry-forward expiring in 2008 through 2027 and $204.7 million of US federal and state operating losses expiring in 2011 through 2026.

In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized. Management considers the scheduled reversal of future income tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company expects the future income tax assets, net of the valuation allowance, as at December 31, 2007, to be realized as a result of the reversal of existing taxable temporary differences.

During the year ended December 31, 2007, the Company recorded a $1.8 million increase to its income tax asset valuation allowance as part of the above analysis. The increase in the valuation allowance is based on the Company’s expectation that certain Canadian net operating losses scheduled to expire in future years, will likely not be utilized, mitigated in part by the expected utilization of certain net operating losses in the US that had previously been provided for. The valuation allowance was unchanged for the year ended December 31, 2006 compared to 2005.

6 - EARNINGS PER SHARE

	2007	2006	2005
	$	$	$
Net earnings (loss)	(8,393)	(166,693)	27,791

Weighted average number of common shares outstanding	45,286,644	40,980,939	41,174,316
Effect of dilutive stock options (a)			134,602
Weighted average number of diluted common shares outstanding	45,286,644	40,980,939	41,308,918

Basic earnings (loss) per share	(0.19)	(4.07)	0.67
Diluted earnings (loss) per share	(0.19)	(4.07)	0.67

(a)

The following number of options were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented:

	Number of options
	2007	2006	2005

Options	3,976,337	3,154,028	3,231,251

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

7 - BUSINESS ACQUISITIONS

Flexia

On October 5, 2005, the Company, through a wholly-owned Canadian subsidiary, acquired all of the outstanding stock of Flexia Corporation Ltd. (“Flexia”), being the successor entity to Flexia Corporation and Fib-Pak Industries Inc. for a total consideration of approximately $29.7 (CAD$34.8 million), of which $28.1 million was paid in cash and the balance was included in accounts payable and accrued liabilities as at December 31, 2005. Flexia produces a wide range of engineered coated products, polyethylene scrims and polypropylene fabrics. The acquisition was funded from the Company’s cash on-hand and available credit facilities. The acquisition was accounted for using the purchase method of accounting. The operating results of Flexia have been included in the consolidated statement of earnings of the Company starting on October 5, 2005.

During the year ended December 31, 2006, the Company finalized the allocation of the purchase price paid in connection with the acquisition of Flexia based on actual results and newly available information, which did not exist at the time of the acquisition. The final allocation resulted in a decrease in the value of goodwill recorded on the acquisition in the amount of approximately $1.5 million, a decrease in the value of current liabilities in the amount of approximately $2.5 million, a decrease in the value of future income tax assets in the amount of approximately $1.3 million and a decrease in the value of pension and post-retirement benefits in the amount of approximately $0.3 million. During the year ended December 31, 2006, the Company paid $0.2 million representing the remaining purchase price balance following working capital and other adjustments.

Olympian Tape Sales

In November 2005, the Company reacquired and cancelled 250,587 common shares held in escrow pursuant to an escrow agreement created during the acquisition on September 1, 2000 of Olympian Tape Sales, Inc. d/b/a United Tape Company (“UTC”). The shares had been held in escrow pending the resolution of certain third party legal claims arising from the acquisition. As a result of the resolution of such claims and the related expense incurred in connection therewith, the Company became entitled to reacquire the escrowed shares. Pursuant to the transaction, an amount of $1.8 million was accounted for as a reduction of the capital stock; an amount of $0.2 million was accounted for as a decrease of retained earnings representing a premium on the purchase for cancellation of common shares; an amount of $0.9 million was accounted for as an increase of goodwill representing expenses not reimbursed from amounts available under the escrow agreement; and an amount of $2.9 million was accounted for as a reduction of other assets.

8 - OTHER RECEIVABLES

	2007	2006
	$	$
Income and other taxes	269	769
Rebates receivable	402	412
Sales taxes	1,984	260
Other	315	459
	2,970	1,900

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

9 - INVENTORIES

	2007	2006
	$	$
Raw materials	32,244	20,766
Work in process	18,875	12,206
Finished goods	48,363	42,407
	99,482	75,379

10 - PROPERTY, PLANT AND EQUIPMENT

			2007
	Cost	Accumulated depreciation	Net
	$	$	$
Land	4,024		4,024
Buildings	79,286	36,952	42,334
Manufacturing equipment	505,805	265,358	240,447
Computer equipment and software	65,165	46,822	18,343
Furniture, office equipment and other	3,077	2,778	299
Construction in progress	12,419		12,419
	669,776	351,910	317,866

			2006
	Cost	Accumulated depreciation	Net
	$	$	$
Land	3,835		3,835
Buildings	73,064	31,519	41,545
Manufacturing equipment	460,011	229,818	230,193
Computer equipment and software	62,933	37,884	25,049
Furniture, office equipment and other	2,652	2,503	149
Construction in progress	22,096		22,096
	624,591	301,724	322,867

Included in property, plant and equipment are assets under capital leases (primarily a building and computer hardware) with cost and accumulated amortization of $11,619 and $4,256 respectively ($11,167 and $2,911 in 2006 respectively).

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

11 - OTHER ASSETS

	2007	2006
	$	$
Debt issue expenses and other deferred charges, at amortized cost	1,086	8,660
Loans to officers and directors, without interest, various repayment terms	108	295
Pension plan prepaid benefit	9,805	7,146
Other receivables	2,951	3,492
Investment tax credits recoverable	6,446	6,390
Other	2,780	918
	23,176	26,901

12 - GOODWILL

In accordance with the specific requirements of the CICA Handbook, Section 3062, “Goodwill and Other Intangible Assets”, the Company performs an annual goodwill impairment test as at December 31. In the fourth quarter of 2007, the Company realigned its organizational and related internal reporting structures as described in Note 18. Consequently, the goodwill was reassigned to two new reporting units using a relative fair value allocation approach. As at December 31, 2007, the carrying amount of goodwill assigned to Tapes and Films was $58.1 million and to Engineered Coated Products was $12.2 million. Prior to the fourth quarter of 2007, the Company had determined that it had one reporting unit. The Company calculates the fair value of each reporting unit using the discounted cash flows method.

During the three months ended September 30, 2006, the Company performed a comprehensive assessment of its business and operating plans, in light of the significant changes to the underlying business. As a result of this assessment, and the resulting changes to the operating market and industry, management revised its estimates of growth and future business activities. Consequently, the Company conducted a goodwill impairment test at the interim date of September 30, 2006. This resulted in a charge to operating expenses of $120.0 million in the three months ended September 30, 2006. No further impairment was required as at December 31, 2006. There was no goodwill impairment charge incurred by the Company for the years ended December 31, 2007 and 2005.

The changes in the carrying amount of goodwill are as follows:

	2007	2006
	$	$
Balance beginning of year	63,746	184,756
Business acquisition (Note 7)		167
Adjustment to the purchase price allocation (Note 7)		(1,491)
Contingent consideration	300	298
Impairment		(120,000)
Foreign exchange impact	6,204	16
Balance end of year	70,250	63,746

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

13 - BANK INDEBTEDNESS

Bank indebtedness

On August 8, 2007, the Company successfully amended its credit facilities to accommodate the costs of its strategic alternatives process. The Company paid a fee to its lenders of approximately $0.6 million that was deferred and is being amortized over the remaining term of the related revolving credit facility. The amendment results in an increase to the loan premium under both the Company’s Term Loan, as described in Note 14, and its Revolving Credit Facility. Additionally, the amendment reduces the Company’s maximum Revolving Credit Facility from $75.0 million to $60.0 million and as a result of this reduction, the Company recorded a charge of approximately $0.3 million in its earnings representing the write-off of a portion of debt issue expenses related to the revolving credit facility. This charge is included on the line captioned financial expenses.

The bank indebtedness consists of the utilized portion of the short-term revolving bank credit facilities.

As at December 31, 2007, the Company had bank loans available under a US$60.0 million (US$75.0 million at December 31, 2006) Revolving Credit Facility with a five-year term expiring in July 2009 which is comprised of US$52.0 million (US$65.0 million at December 31, 2006) available in US dollars and US$8.0 million (US$10.0 million at December 31, 2006) available in Canadian dollars. Any loans drawn under the facility bear interest at various interest rates including (i) US prime rate plus a premium varying between 225 and 325 basis points (100 and 200 basis points prior to August 8, 2007) (300 basis points as at December 31, 2007; 200 basis points at December 31, 2006); (ii) Canadian prime rate plus a premium varying between 225 and 325 basis points (100 and 200 basis points prior to August 8, 2007) (300 basis points as at December 31, 2007; 200 basis points at December 31, 2006); and (iii) LIBOR plus a premium varying between 325 and 425 basis points (200 and 300 basis points prior to August 8, 2007) (400 basis points as at December 31, 2007; 275 basis points at December 31, 2006), depending on whether certain financial ratios have been achieved. As at December 31, 2007, the credit facility had not been drawn. The credit facility available, as a result of covenant restrictions, was $57.9 million, after considering outstanding letters of credit of $2.1 million. As at December 31, 2006, the credit facility had not been drawn. An amount of $24.0 million remained available, after covenant restrictions and considering outstanding letters of credit of $2.5 million.

The credit facility has been guaranteed by the Company and substantially all of its subsidiaries and is secured by a first lien on all assets of the Company and substantially all of its subsidiaries.

The credit facility contains certain financial covenants, including interest expense coverage, debt leverage and fixed charge coverage ratios, all of which were respected as at December 31, 2007.

On March 27, 2008 the Company successfully refinanced its Revolving Credit Facility as described in Note 22.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

14 - LONG-TERM DEBT

Long-term debt consists of the following:

	2007	2006
	$	$
Senior subordinated notes (a)(1)	120,697	125,000
Term Loan (b) (1)	114,482	195,500
Obligations under capital leases (c)	7,532	8,174
Other debt (d)	648	1,803
	243,359	330,477
Less: Current portion of long-term debt	3,074	19,743
	240,285	310,734

(1)The Senior subordinated notes and the Term loan are presented net of related debt issue expenses and are amortized using the effective interest rate method, as described in Note 2, amounting to $4.3 million and $2.5 million, respectively.

(a)

Senior subordinated notes

Senior subordinated notes bearing interest at 8.5%, payable semi-annually on February 1 and August 1. The principal is due on August 1, 2014. The effective interest rate of the senior subordinated notes is 9.20%.

The Company and all of its subsidiaries, which are all wholly-owned directly or indirectly by the Company, other than the subsidiary issuer, have guaranteed the senior subordinated notes. The senior subordinated notes were issued and the guarantees executed pursuant to an indenture dated as of July 28, 2004. All of the guarantees are full, unconditional, joint and several. There are no significant restrictions on the ability of the Company or any guarantor to obtain funds from its subsidiaries by dividend or loan. The Company, on a non-consolidated basis, has no independent assets or operations. The subsidiary issuer is an indirectly wholly-owned subsidiary of the Company and has nominal assets and no operations.

(b)

Term Loan

Term loan bearing interest at LIBOR plus a premium varying between 325 and 425 basis points (200 and 300 basis points in 2006) depending on whether a certain financial ratio had been achieved (400 basis points as at December 31, 2007; 275 basis points as at December 31, 2006), payable in quarterly instalments of $0.5 million until June 30, 2010, followed by two quarterly instalments of $47.125 million and a final payment of $17.75 million in March 2011. In addition to the quarterly instalments of $0.5 million through June 30, 2010, the term loan requires annual mandatory principal prepayments 90 days after year-end based on a percentage of “Excess Cash Flow” as defined in the Senior Secured Credit Facility. On March 30, 2007, the Company repaid $15.6 million of the term loan pursuant to the “Excess Cash Flow” calculation.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

14 - LONG-TERM DEBT (Continued)

The term loan is guaranteed by the Company and each of its subsidiaries. It is also secured by a first priority lien in substantially all of the tangible and intangible assets of the Company and each of its material subsidiaries, subject to certain customary exceptions.

On August 8, 2007, the Company successfully amended the terms of its Term Loan to accommodate the costs of its strategic alternatives process. The Company paid a fee to its lenders of approximately $1.7 million that was capitalized against the Term Loan and is being charged to earnings using the effective interest method.

In addition, pursuant to the rights offering described in Note 15, the Company used the proceeds from the rights offering to repay $60.9 million of the Term Loan. As a result, the Company recorded a charge of approximately $1.2 million in its earnings reflecting the write-off of a portion of the deferred debt issue expenses relating to the portion of the Term Loan repaid. This charge is included on the line captioned financial expenses.

(c)

Obligations under capital leases

The Company has obligations under capital leases for the rental of a building and computer hardware, bearing interest at rates varying between 0.6% to 5.1% (0.6% to 5.1% as at December 31, 2006), payable in monthly instalments ranging from $359 to $47,817, including interest and maturing on various dates until 2024.

(d)

Other debt

The Company has other debt consisting primarily of a bond bearing a fixed interest rate of 8.03% (8.03% in 2006), requiring periodic principal repayments ranging from $8,119 to $13,737 and matures in 2011.

The Company has complied with the maintenance of all financial ratios and with other conditions that are stipulated in the covenants contained in the various loan agreements.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

14 - LONG-TERM DEBT (Continued)

Long-term debt repayments are due as follows:

	Obligations under capital leases	Other long-term loans
	$	$
2008	1,350	2,133
2009	933	2,296
2010	574	95,389
2011	574	17,830
2012	574
Thereafter	6,694	125,000
Total minimum lease payments	10,699	242,647
Interest expense included in minimum lease payments	3,167
Total	7,532	242,648

On March 27, 2008 the Company successfully refinanced its Term Loan as described in Note 22.

15 - CAPITAL STOCK

Authorized

Unlimited number of shares without par value

Common shares, voting and participating

Class “A” preferred shares, issuable in series, ranking in priority to the common shares with respect to dividends and return of capital on dissolution. The Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attached to the shares of each series.

Rights offering

On September 13, 2007, the Company completed a shareholder’s rights offering. The rights offering granted the shareholders the right to subscribe to one common share of the Company for each 1.6 rights held. The offering raised $60.9 million net of related expenses of $1.9 million. The proceeds were received from several major shareholders, directors and senior officers, including one former senior officer. In connection with the rights offering, the Company issued 17,969,408 common shares during the fourth quarter of 2007. Directors and senior officers of the Company subscribed to 1,508,304 common shares amounting to gross proceeds of $5.2 million. The proceeds from the rights offering were used to repay a portion amounting to $60.9 million of the Company’s Term Loan included with its long-term debt.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

15 - CAPITAL STOCK (continued)

Share redemption

During the year ended December 31, 2005, the Company redeemed 46,300 common shares for a cash consideration of $340,000. An amount of $324,000 was accounted for as a reduction of the capital stock and an amount of $16,000 was accounted for as a decrease of the retained earnings as a premium on the purchase for cancellation of common shares.

Shareholder’s protection rights plan

This agreement was adopted by the shareholders of the Company on June 11, 2003, amending and restating the shareholder protection rights plan originally entered into on August 24, 1993, as first amended on May 21, 1998. The 2003 amended and restated plan, among other things, extended the plan through the date immediately following the date of the Company's 2006 annual shareholders' meeting. The shareholders at their June 14, 2006 meeting voted on the adoption of an amended and restated plan, which, among other things, extended the plan through the date immediately following the date of the Company's 2009 annual shareholders' meeting. The effect of the Plan is to require anyone who seeks to acquire 20% or more of the Company’s voting shares to make a bid complying with specific provisions of the plan.

Stock options

On September 5, 2007, the Company amended its executive stock option plan. Under the amended plan, options may be granted to the Company's executives, directors and employees for the purchase of up to 10% of the Company’s issued and outstanding common shares. Options expire no later than 10 years after the date of granting. The plan provides that such options granted to employees and executives will vest and may be exercisable 25% per year over four years. The options granted to directors who are not officers of the Company will vest and may be exercisable 25% on the grant date, and a further 25% will vest and may be exercisable per year over three years.

All options are granted at a price determined and approved by the Board of Directors, which cannot be less than the average of the closing price of the common shares on the Toronto Stock Exchange and New York Stock Exchange for the day immediately preceding the grant date.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

15 - CAPITAL STOCK (Continued)

The changes in number of options outstanding were as follows:

		2007		2006		2005
	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
	$		$		$
Balance, beginning of year	8.74	3,154,028	9.18	3,919,251	9.37	3,772,155
Granted	3.45	1,651,184	8.15	549,000	8.15	526,378
Exercised			4.54	(29,366)	4.73	(17,500)
Forfeited	8.88	(485,125)
Expired	9.85	(343,750)	10.57	(1,284,857)	10.07	(361,782)
Balance, end of year	6.44	3,976,337	8.74	3,154,028	9.18	3,919,251

Options exercisable at the end of the year		1,909,364		1,811,132		2,431,686

The following table summarizes information about options outstanding and exercisable at December 31, 2007:

	Options outstanding			Options exercisable
	Number	Weighted average contractual life (in years)	Weighted average exercise price	Number	Weighted average exercise price
Range of exercise prices			$		$
$3.44 to $4.85	1,852,684	5.2	3.51	261,500	3.89
$5.86 to $8.60	1,099,575	3.4	7.77	712,450	7.71
$9.00 to $11.92	1,007,078	1.5	10.20	921,414	10.18
$13.97 to $18.53	17,000	1.6	15.01	14,000	15.09
	3,976,337	3.7	6.44	1,909,364	8.43

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

15 - CAPITAL STOCK (Continued)

In January 2003, the Company adopted the fair value based method of accounting for stock-based compensation and other stock-based payments. Accordingly, the Company recorded a pre-tax stock-based compensation expense of approximately $1.8 million in 2007, $2.0 million in 2006 and $1.9 million in 2005.

For stock options granted during the year ended December 31, 2002, the Company is required to make pro forma disclosures of net earnings (loss) and basic and diluted earnings (loss) per share as if the fair value based method of accounting had been applied. The stock options granted during the year ended December 31, 2002, were fully vested as at December 31, 2006. Consequently, there is no further pro forma impact on net earnings (loss) for periods subsequent to December 31, 2006.

Accordingly, the Company’s net earnings (loss) and basic and diluted earnings (loss) per share would have been increased or decreased to the pro forma amounts indicated in the following table:

	2006	2005
	$	$
Net earnings (loss) - as reported	(166,693)	27,791
Add: Stock-based employee compensation expense included in reported net earnings (loss)	2,022	1,911
Deduct: Total stock-based employee compensation expense determined under fair value based method	(2,163)	(2,665)
Pro forma net earning (loss)	(166,834)	27,037

Earnings (loss) per share:
Basic - as reported	(4.07)	0.67
Basic - pro forma	(4.07)	0.66
Diluted - as reported	(4.07)	0.67
Diluted - pro forma	(4.07)	0.65

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

15 - CAPITAL STOCK (Continued)

The fair value of options granted was estimated using the Black-Scholes option-pricing, model, taking into account the following weighted average assumptions:

	2007	2006	2005

Expected life	5.2 years	5.5 years	5 years
Expected volatility	52%	55%	55%
Risk-free interest rate	3.27%	4.80%	4.12%
Expected dividends	$0.00	$0.00	$0.00

The weighted average fair value per option granted is:

2007	2006	2005
$	$	$
3.27	4.49	4.21

16 - ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of other accumulated comprehensive income are as follows:

	2007	2006
	$	$
Accumulated currency translation adjustments	36,141	33,830
Changes in accumulated currency translation adjustments	31,824	2,311
	67,965	36,141
Fair value of interest rate swap agreements, designated as cash flow hedges resulting from the initial application of accounting for hedges (Note 2)	1,138
Changes in fair value in interest rate swap agreements (net of future income taxes of $964)	(1,641)
	(503)
	67,462	36,141

The 2006 balance corresponds to the reclassification of the accumulated currency translation adjustments to the accumulated other comprehensive income.

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS

The Company has several defined contribution plans and defined benefit plans for substantially all its employees in both Canada and the United States. These plans are generally contributory in Canada and non-contributory in the United States.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 – PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Total cash payments

Total cash payments for employee future benefits for 2007, consisting of cash contributed by the Company to its funded pension plans, cash payments directly to beneficiaries for its unfunded other benefit plans, cash contributed to its defined contribution plans and cash contributed to its multi-employer defined benefit plans, were $7.1 million ($8.7 million in 2006 and $4.2 million in 2005).

Defined contribution plans

In the United States, the Company maintains a savings retirement plan (401(k) Plan) for the benefit of certain employees who have been employed for at least 90 days. Contribution to this plan is at the discretion of the Company.

The Company contributes as well to multi-employer plans for employees covered by collective bargaining agreements.

In Canada, the Company maintains defined contribution pension plans for its salaried employees and contributes amounts equal to 4% of each participant's eligible salary.

The Company has expensed $2.7 million for these plans for the year ended December 31, 2007 ($2.3 million and $2.1 million in 2006 and 2005, respectively.)

Defined benefit plans

The Company has, in the United States, two defined benefit plans (hourly and salaried). Benefits for employees are based on compensation and years of service for salaried employees and fixed benefits per month for each year of service for hourly employees.

In Canada, certain non-union hourly employees of the Company are covered by a plan which provides a fixed benefit of $20.44 in 2007 ($17.15 in 2006 and 2005) per month for each year of service. In addition, the Company maintains a defined benefit plan, which provides for a fixed benefit at a rate ranging from 40% to 50% (50% to 62.5% and 50% to 110% in 2006 and 2005, respectively) of the employee contributions, depending on the participation start date.

In the United States, the Company provides group health care and life insurance benefits to certain retirees.

In Canada, the Company provides group health care, dental and life insurance benefits for eligible retired employees.

Supplementary Executive Retirement Plans

The Company has Supplementary Executive Retirement Plans (the “SERPs”) to provide supplemental pension benefits to certain key executives. The SERPs are not funded and provide for an annual pension benefit from retirement or termination date in the amounts ranging from $0.2 million to $0.3 million. The SERPs had accrued benefit obligations as at December 31, 2007 of $4.6 million ($3.5 million in 2006).

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 – PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

The Company’s Interim Chief Executive Officer has retired in the second half of 2007. In connection with his retirement, the Company recorded a charge of approximately $1.0 million representing the recognition of the balance of past service costs relating to his pension obligation.

Acquisition and plan termination

The Company acquired Flexia in October 2005 (Note 7) including its pension and post-retirement benefits plans. One of the pension plans acquired with the Flexia acquisition was terminated in 2006 with the termination of employees due to the closure of one of the facilities purchased. This termination was taken into account at the time of the acquisition in the valuation of the accrued benefit obligations. The termination resulted in a curtailment gain of $0.2 million and a settlement loss of $0.5 million.

Investment policy

The Company's Investment Committee comprised of the Company’s Chief Financial Officer and Vice President, Human Resources, established a target mix of equities and bonds of 70% equities and 30% bonds over time. In January 2003, the Committee determined, with assistance from the investment manager and trustee, to temporarily increase the allocation for the US plans to 80% equity and 20% bonds due to the performance, current and expected, in the bond market and the expected appreciation in the small and midcap equity markets. The increased investment in those markets was 7.5% target in small cap and 2.5% in midcap. That direction was reviewed with the same advisors, and the Committee determined to continue this approach at its meetings in 2005. In February 2006, the Committee revised the target mix back to 70% equity and 30% bonds. The relatively heavy emphasis on equities is due to the better performance over time in equities versus bonds and the fact that the Company's pension funds do not have a large number of current recipients. In Canada, the funds of the non-union plans are split evenly between two balanced mutual funds, thus, over time, achieving the target mix of 70% equities and 30% bonds. The funds of the union plans have a target equity weighing ranging from 45% to 65%.

The rate of return decision is a function of advice from the Company's actuaries and their review of current holdings, general market trends and common levels used by other employers.

Measurement date and date of actuarial valuations

The Company measures its plan assets and accrued benefit obligations for accounting purposes as at December 31 of each year.

The most recent actuarial valuations for funding purposes were October 1, 2006 and January 1, 2007 for the US plans and October 2, 2005, September 30, 2006 and January 1, 2007 for the Canadian plans.

The next valuation dates for actuarial valuations to be used for funding purposes are October 1, 2007 and January 1, 2008 for the US plans and January 1, 2009 and September 30, 2009 for the Canadian plans.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Information relating to the various plans is as follows:

		Pension plans		Other plans
	2007	2006	2007	2006
	$	$	$	$
Accrued benefit obligations
Balance, beginning of year	52,948	51,712	3,266	3,128
Current service cost	1,393	1,289	82	75
Plan participants’ contributions	135	141
Interest cost	2,961	2,887	178	171
Benefits paid	(1,859)	(1,616)	(68)	(61)
Actuarial losses (gains)	(4,301)	1,823	(425)	(42)
Decrease in liability due to curtailment		(150)
Settlement		(3,192)
Foreign exchange rate adjustment	2,263	54	399	(4)
Balance, end of year	53,540	52,948	3,432	3,267

Plans assets
Balance, beginning of year	39,977	34,879
Actual return on plans assets	1,691	4,109
Employer contributions	4,170	5,998
Plan participants' contributions	135	141
Benefits paid	(1,859)	(1,616)
Settlement		(3,636)
Foreign exchange rate adjustment	2,462	103
Balance, end of year	46,576	39,978		–

Funded status – deficit	6,964	12,970	3,432	3,267
Unamortized past service costs	(2,500)	(3,914)	(6)	(7)
Unamortized net actuarial losses	(8,444)	(11,550)	424	(35)
Unamortized transition assets (obligation)	109	97	(19)	(23)
Accrued benefit liability (prepaid benefit)	(3,871)	(2,397)	3,831	3,202

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Included in the above accrued benefit obligation and fair value of plan assets as at December 31, are the following amounts in respect of plans that are not fully funded:

		Pension plans		Other plans
	2007	2006	2007	2006
	$	$	$	$
Accrued benefit obligation	44,546	45,434
Fair value of plan assets	36,051	32,177
Funded status – plan deficit	8,495	13,257

Weighted average plan assets allocations as at December 31:

		Pension Plans
	2007	2006
Asset category	%	%
Equity securities	69	70
Debt securities	30	28
Other	1	2
Total	100	100

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

The accrued benefit liability (prepaid benefit) is included in the Company’s consolidated balance sheets as follows:

		Pension plans		Other plans		Total plans
	2007	2006	2007	2006	2007	2006
	$	$	$	$	$	$
Other assets (Note 11)	(9,805)	(7,146)			(9,805)	(7,146)
Pension and post-retirement benefits	5,934	4,749	3,831	3,202	9,765	7,951
	(3,871)	(2,397)	3,831	3,202	(40)	805

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Net Benefit Cost

			Pension plans			Other plans
	2007	2006	2005	2007	2006	2005
	$	$	$	$	$	$
Current service cost	1,393	1,289	1,055	82	75	19
Interest cost	2,961	2,887	2,198	178	171	85
Actual return on plans assets	(1,691)	(4,109)	(1,594)
Actuarial (gains) losses	(4,301)	1,823	1,720	(425)	(42)	19
Curtailment (gain) loss	1,083	(150)
Settlement loss		529
Elements of employee future benefit costs before adjustments to recognize the long-term nature of employee future benefit costs	(555)	2,269	3,379	(165)	204	123
Adjustments to recognize the long-term nature of employee future benefit costs:
Difference between expected return and actual return on plan assets for year	(1,694)	1,148	(598)
Difference between actuarial loss recognized for the year and actual actuarial loss (gain) on accrued benefit obligations	4,959	1,532	(930)	411	43	(18)
Difference between amortization of past service costs for the year and actual plan amendments for the year	383	464	366	1
Amortization of transition obligations (assets)	(6)	(5)	(5)	4	4	4
	3,642	3,139	(1,167)	416	47	(14)
Net benefit cost for the year	3,087	5,408	2,212	251	251	109

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

The average remaining service period of the active employees covered by the pension plans ranges from 10.60 to 24.50 years for 2007 and from 11.20 to 24.70 years for 2006.

The significant assumptions which management considers the most likely and which were used to measure its accrued benefit obligations and net periodic benefit costs are as follows:

Weighted-average assumption used to determine benefit obligations as at December 31:

		Pension plans		Other plans
	2007	2006	2007	2006
Discount rate
U.S. plans	6.40%	5.80%	5.75%	5.65%
Canadian plans	5.90%	5.30%	5.90%	5.25%
Compensation increase	3.25%	3.25%

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Weighted-average assumption used to determine net benefit cost for the years ended December 31:

			Pension plans			Other plans
	2007	2006	2005	2007	2006	2005
Discount rate
U.S. plans	5.80%	5.75%	5.75%	5.65%	5.75%	5.75%
Canadian plans	5.30%	5.25%	5.25% and 5.75%	5.25%	5.25%	5.25%and 7.00%
Compensation increase	3.25%	3.25%
Expected long term return on plan assets
U.S. plans	8.50%	8.50%	8.50%
Canadian plans	7.00%	7.00%	7.00%

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

For measurement purposes, a 9% annual rate increase in the per capita cost of covered health care benefits for the U.S. plans was assumed for 2007 (10.0% in 2006 and 2005). The assumed rate is expected to decrease to 5% by 2013. For the Canadian plans, the annual trend rate is 8.0% for the next nine years and 5% thereafter. An increase or decrease of 1% of these rates would have the following impacts:

	Increase of 1%	Decrease of 1%
	$	$
Impact on net periodic cost	41	(32)
Impact on accrued benefit obligations	457	(365)

The Company expects to contribute $3.8 million to its defined benefit pension plans and $0.1 million to its health and welfare plans in 2008.

18 - SEGMENT DISCLOSURES

In the fourth quarter of 2007, the Company realigned its organizational and related internal reporting structures into three reportable segments including two operating segments and a corporate segment. The comparative financial information on segments has been restated to reflect the change in the composition of the Company’s reportable segments. The two operating segments are the Tapes and Films Division (“T&F”) and the Engineered Coated Products Division (“ECP”), each with a President that is responsible for the performance of the respective division. Management has chosen to operate and evaluate the two divisions independently in order to provide increased focus on the business challenges and opportunities unique to each division.

T&F manufactures a variety of specialized polyolefin plastic and paper based products as well as complementary packaging systems for use in industrial and retail applications. Products include carton sealing tapes, industrial and performance speciality tapes, stretch film and shrink wrap. The products are manufactured and sold to industrial distributors and retailers, primarily under the Company’s brand names. T&F operates ten manufacturing facilities in North America and one in Portugal.

ECP is a leader in the development and manufacture of innovative industrial, consumer packaging and productive covering products utilizing engineered coated polyolefin, paper and laminate materials. Products include lumber wrap, metal wrap, polyethylene membrane fabrics, cotton bags and roof underlayment. Products are manufactured in four manufacturing facilities and sold to both end-users and distributors in a wide variety of industries including construction and agriculture.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

18 - SEGMENT DISCLOSURES (Continued)

The Company evaluates performance of the segments and takes decisions regarding the allocation of resources to the segments based on earnings before financial expenses, income taxes, depreciation and amortization (“EBITDA”). Allocations of general and administrative expenses to the reportable segments are based on an analysis of services provided to each segment. Certain corporate expenses, stock-based compensation expense, financial expenses and manufacturing facility, restructuring, strategic alternatives and other charges, are not allocated to a reportable segment and are included in “Corporate”. The accounting policies of the reportable segments are the same as those applied to the consolidated financial statements described in Note 2. All inter-segment transactions are recorded at the exchange amount and are eliminated upon consolidation.

Segment information

The following tables set forth information by segment for the years ended December 31:

			2007
	T&F	ECP	Total
	$	$	$
Sales from external customers	605,729	161,543	767,272
Costs of sales	508,375	144,490	652,865
Gross profit	97,354	17,053	114,407

EBITDA before unallocated expenses	67,555	9,478	77,033

Depreciation and amortization	30,079	5,479	35,558

Unallocated corporate expenses			2,372
Stock-based compensation expense			1,780
Financial expenses			25,285
Manufacturing facility, restructuring, strategic alternatives and other charges			8,114

Earnings before income taxes			3,924

Total assets	590,618	112,181	702,799

Additions to property, plant and equipment	14,621	3,849	18,470

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

18 - SEGMENT DISCLOSURES (Continued)

			2006
	T&F	ECP	Total
	$	$	$
Sales from external customers	626,448	185,837	812,285
Costs of sales	535,063	159,630	694,693
Gross profit	91,385	26,207	117,592

EBITDA before unallocated expenses	49,729	17,040	66,769

Depreciation and amortization	30,438	4,824	35,262

Unallocated corporate expenses			5,089
Stock-based compensation expense			2,022
Financial expenses			25,746
Manufacturing facility, restructuring, strategic alternatives and other charges			76,057
Impairment of goodwill			120,000

Earnings before income taxes			(197,407)

Total assets	598,456	93,930	692,386

Additions to property, plant and equipment	24,674	2,416	27,090

			2005
	T&F	ECP	Total
	$	$	$
Sales from external customers	643,448	132,567	776,015
Costs of sales	524,000	111,845	635,845
Gross profit	119,448	20,722	140,170

EBITDA before unallocated expenses	75,921	13,700	89,621

Depreciation and amortization	26,400	3,367	29,767

Unallocated corporate expenses			3,394
Stock-based compensation expense			1,911
Financial expenses			23,799
Manufacturing facility, restructuring, strategic alternatives and other charges			1,431

Earnings before income taxes			29,319

Total assets	765,374	123,942	889,316

Additions to property, plant and equipment	22,200	1,826	24,026

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

18 - SEGMENT DISCLOSURES (Continued)

Geographic information

The following tables present geographic information about sales attributed to countries based on the location of external customers and about property, plant and equipment and goodwill by country based on the location of the assets:

	2007	2006	2005
	$	$	$
Sales
Canada	104,417	114,715	83,279
United States	612,080	651,289	650,844
Other	50,775	46,281	41,892
Total sales	767,272	812,285	776,015

Property, plant and equipment, net
Canada	63,955	56,308
United States	234,883	248,280
Other	19,028	18,279
Total property, plant and equipment, net	317,866	322,867

Goodwill
Canada	33,391	27,187
United States	33,492	33,192
Other	3,367	3,367
Total goodwill	70,250	63,746

19 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2007, the Company entered into three advisory services agreements, two with companies controlled by two current members of the Board of Directors and one with a company controlled by a former senior officer of the Company. The advisory services include business planning and corporate finance activities, and qualify as related party transactions in the normal course of operations, which are measured at the exchange amount.

The agreements are effective through December 31, 2009, but each can be unilaterally terminated by the companies controlled by the Board members and the former senior officer, respectively, with a 30-day written notice. The agreements provide for aggregate monthly compensation beginning January 2008 in the amount of $175,000 per month for a minimum of at least three months. Beginning April 1, 2008, the Company has a firm financial commitment relating to the services of two of the three companies totalling $125,000 per month through December 31, 2009. The Company has the option to continue the services of the former senior officer’s controlled company on a month-to-month basis at a monthly compensation of $25,000.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

19 - RELATED PARTY TRANSACTIONS (Continued)

In addition to the monthly advisory services described above, the agreements provided for a fee paid to each of the companies in connection with the Company’s concluded shareholder rights offering (Note 15). The aggregate fee paid to the companies in connection with the rights offering was $1,050,000.

Finally, the advisory services agreements provide for an aggregate performance fee payable July 1, 2010 based on the difference between the then-market price of the Company’s common stock listed on the Toronto Stock Exchange and the Canadian rights offering price of CAD$3.61 per share multiplied by 2.2 million.

20 - COMMITMENTS AND CONTINGENCIES

Commitments

As at December 31, 2007, the Company had commitments aggregating approximately $10.7 million through the year 2015 for the rental of offices, warehouse space, manufacturing equipment, automobiles, computer hardware and other assets.

Minimum lease payments for the next five years are $3.6 million in 2008, $2.7 million in 2009, $1.6 million in 2010, $0.8 million in 2011, $0.8 million in 2012 and $1.2 million thereafter.

Contingencies

The Company is party to claims and lawsuits which are being contested. In the opinion of management, the outcome of such claims and lawsuits will not have a material adverse effect on the Company.

21 - FINANCIAL INSTRUMENTS

Financial risk management objectives and policies

The Company is exposed to various financial risks resulting from its operations. The Company's management is responsible for setting acceptable levels of risk and reviewing risk management activities as necessary.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

21 – FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES, AND FINANCIAL RISKS (Continued)

The Company uses derivative financial instruments only for risk management purposes, in particular with respect to interest rate risk as described below, and not for speculative purposes.

Fair value of financial instruments

The carrying amounts reported in the consolidated balance sheets for short-term financial assets and liabilities, which includes trade receivables, other receivables and accounts payable and accrued liabilities, excluding income, sales and other taxes, approximate fair values due to the immediate or short-term maturities of these financial instruments.

For debts with fixed interest rates, the fair value has been determined based on the discounted value of cash flows under the existing contracts using rates representing those which the Company could currently obtain for loans with similar terms, conditions and maturity dates. For the debts with floating interest rates, the fair value is closely equivalent to their carrying amounts.

The carrying amounts and fair values of the Company’s long-term debt as at December 31, 2007 and 2006 are as follows:

		2007		2006
	Fair value	Carrying amount	Fair value	Carrying amount
	$	$	$	$
Long-term debt	232,109	243,359	318,211	330,477

The fair value of the interest rate swap agreements generally reflect the estimated amounts that the Company would receive (favourable) or pay (unfavourable) to settle these agreements at the reporting date and is estimated by obtaining quotes (marked to market) from the Company’s principal lender. As at December 31, 2007, the fair value of the interest rate swap agreements was approximately $0.8 million unfavourable ($1.8 million favourable as at December 31, 2006).

Exchange risk

The Company is exposed to exchange risk due to cash and cash equivalents, trade receivables, accounts payable and accrued liabilities, long-term debt and future business transactions denominated in Canadian dollars and euros. As at December 31, 2007, financial assets and liabilities in foreign currency represent cash and trade receivables totalling CAD$22.7 million and €4.2 million (CAD$32.4 million and €3.4 million as at December 31, 2006); accounts payable and accrued liabilities totalling CAD$17.8 million and €0.8 million (CAD$20.1 million and €1.0 million as at December 31, 2006) and long-term debt totalling CAD$0.6 million and zero € (CAD$0.1 million and €0.8 million as at December 31, 2006).

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

21 – FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES, AND FINANCIAL RISKS (Continued)

Interest rate risk

The Company’s senior subordinated notes and other long-term debt bear interest at fixed rates and the Company is, therefore, exposed to the risk of changes in fair value resulting from interest rate fluctuations.

The Company’s term loan and other long-term debt bears interest at variable rates and the Company is, therefore, exposed to the cash flow risks resulting from interest rate fluctuations. In order to mitigate such risk on its Term Loan, the Company entered into an interest rate swap agreement for a notional principal amount of $50.0 million maturing in June 2010. The Company entered into a second interest rate swap agreement for a notional principal amount of $25.0 million maturing in July 2010. Under the terms of these interest rate swap agreements, the Company receives, on a quarterly basis, a variable interest rate and pays a fixed interest rate of 4.27% and 4.29% respectively, plus a premium of 4% (2.75% as at December 31, 2006 and prior to August 8, 2007) applicable on its term loan. The premium payable may vary between 325 and 425 basis points (200 and 300 basis points prior to August 8, 2007) depending on whether a certain financial covenant has been achieved. As at December 31, 2007, the effective interest rate on $75.0 million was 8.28% (7.03% in 2006) and the effective interest rate on the excess was 9.16% (8.04% in 2006).

The Company's other financial liabilities do not comprise any interest rate risk since they do not bear interest.

Credit risk

Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Generally, the carrying amount on the balance sheet of the Company's financial assets exposed to credit risk, net of any applicable provisions for losses, represents the maximum amount exposed to credit risk. Financial assets that potentially subject the Company to significant credit risk consist primarily of the following:

–

Trade receivables:

Credit risk with respect to trade receivables is limited due to the Company’s credit evaluation process, reasonably short collection terms and the credit worthiness of its customers. The Company regularly monitors the credit risk exposures and takes steps to mitigate the likelihood of these exposures from resulting in actual losses. Allowance for doubtful accounts is maintained, consistent with the credit risks, historical trends, general economic conditions and other information and is taken into account in the financial statements.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

21 – FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES, AND FINANCIAL RISKS (Continued)

–

Rebates receivable, other receivables and derivative financial instruments:

The Company is also exposed to credit risk for counterparts. Credit risks, for counterparts to its financial instruments, arise from the possibility that counterparts do not respect their contractual obligations. The Company mitigates these risks by dealing with counterparts who possess high quality credit standings. Generally, the Company does not obtain collateral or other security to support financial instruments subject to credit risk, but instead monitors regularly the credit standing of its counterparts.

The Company does not believe it is subject to any significant concentration of credit risk.

Liquidity risk

Liquidity risk management serves to maintain a sufficient amount of cash and cash equivalents and to ensure that the Company has financing sources such as its revolving line of credit for a sufficient authorized amount. The Company establishes budgets, cash estimates and cash management policies to ensure it has the necessary funds to fulfill its obligations for the foreseeable future.

Price risk

The financial results of the Company are impacted by changes in raw material prices as a result of the fluctuating underlying markets. To manage its exposure to price risks, the Company closely monitors current and anticipated changes in market prices and develops pre-buying strategies and patterns.

22 - SUBSEQUENT EVENT

On March 27, 2008 the Company successfully entered into a new borrowing agreement with a syndicate of lenders (the “Agreement”) to refinance its existing Senior Secured Credit Facility (the “Facility”), which consists of the revolving credit facility and the term loan, with a $200.0 million Asset-Based Loan (“ABL”). The amount available to the Company under the ABL is determined by its borrowing base. The borrowing base is a percentage of eligible trade receivable, inventories and property, plant and equipment. The ABL is priced at libor plus a loan premium determined from a pricing grid. The loan premium declines as unused availability increases. The pricing grid ranges from 1.50% to 2.25%. However, through September 2008, the applicable premium is fixed as 1.75%. Unlike the Facility agreement, the ABL contains only one financial covenant, a fixed charge coverage ratio, which becomes effective only when unused availability drops below $25.0 million. In connection with the refinancing, the Company expects to record charges amounting to approximately $3.4 million representing the accelerated amortization of the debt issue expenses incurred in connection with the Facility. In addition, the Company expects to settle the two interest rate swap agreements resulting in the reversal of the amount included in accumulated other comprehensive income.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

23 -

DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA

The consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP, which differ in certain material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with US GAAP. The differences relating to measurement and recognition are explained below, along with their effect on the Company’s consolidated statements of earnings and consolidated balance sheets. Certain additional disclosures required under US GAAP have not been provided, as permitted by the United States Securities and Exchange Commission.

(a)

Net earnings (loss) and earnings (loss) per share

The adjustment to comply with US GAAP would be as follows:

	2007	2006	2005
	$	$	$
Net earnings (loss) as per Canadian GAAP	(8,393)	(166,693)	27,791
Variable accounting (Note 23 (d))			265
Net earnings (loss) as per US GAAP	(8,393)	(166,693)	28,056

Earnings (loss) per share as per US GAAP
Basic	(0.19)	(4.07)	0.68
Diluted	(0.19)	(4.07)	0.68

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

23 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(b)

Consolidated balance sheets

The adjustments to comply with US GAAP would be as follows:

				2007				2006
	As per Canadian GAAP	Adjustments		As per US GAAP	As per Canadian GAAP	Adjustments		As per US GAAP
	$	$		$	$	$		$
Assets
Other assets	23,176	(8,274)	(e)	21,020	26,901	(6,858)	(e)	21,850
		6,118	(f)			1,807	(g)
Future income tax assets	53,990	3,861	(e)	58,111	57,404	5,461	(e)	62,196
		260	(f)			(669)	(g)

Liabilities
Pension and post-retirement benefits	9,765	2,162	(e)	11,927	7,951	7,901	(e)	15,852
Long-term debt[1]	243,359	6,821	(f)	250,180
Shareholders’ equity
Deficit	(67,482)	(443)	(f)	(67,925)

Accumulated other comprehensive income	67,462	(6,575)	(e)	60,887		(9,298)	(e)	(8,160)
						1,138	(g)

The other differences in presentation that would be required under US GAAP to the consolidated balance sheets, other than as disclosed below, are not viewed as significant enough to require further disclosure.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

23 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(c)

Consolidated cash flows

Canadian GAAP permits the disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash working capital items to be included in the consolidated statements of cash flows. US GAAP does not permit this subtotal to be presented.

(d)

Accounting for compensation programs

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard (“SFAS”) 123 (Revised). This standard amends SFAS 123, Accounting for Stock-Based Compensation and supersedes SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123. The principal amendments relate to the requirement to use a fair value method to record stock-based compensation, to the measurement methodology to evaluate equity instruments such as options and to the financial statement disclosure requirements. The measurement methodology must specifically provide for an estimation of forfeitures of employee stock awards, and compensation cost shall only include cost for awards expected to vest. As the fair value provisions of SFAS No. 123 (Revised) are consistent with the Company’s stock-based compensation plan, the application of this standard has not had significant impacts on its consolidated financial statements.

For stock options granted prior to January 1, 2003, the Company includes pro forma disclosures of net earnings (loss) and basic and diluted earnings (loss) per share as if the fair value based method of accounting had been applied. The stock options granted during the year ended December 31, 2002, were fully vested as at December 31, 2006. Consequently, there is no further pro forma impact on net earnings (loss) for periods subsequent to December 31, 2006.

The Company’s net earnings (loss) and earnings (loss) per share would have been increased or decreased to the pro forma amounts indicated in the following table:

	2006	2005
	$	$
Net earnings (loss) in accordance with US GAAP – as reported	(166,693)	28,056
Add: Stock-based employee compensation expense included in reported net earnings (loss)	2,022	1,911
Deduct: Total stock-based employee compensation expense determined under fair value based method	(2,261)	(2,915)
Pro forma net earnings (loss)	(166,932)	27,052

Earnings (loss) per share as per US GAAP:
Basic – as reported	(4.07)	0.68
Basic – pro forma	(4.07)	0.68
Diluted – as reported	(4.07)	0.68
Diluted – pro forma	(4.07)	0.68

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

23 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(d)

Accounting for compensation programs (continued)

Through December 31, 2002, the Company chose to continue to measure compensation costs related to awards of stock options using the intrinsic value based method of accounting. In March 2000, the FASB issued Interpretation No. 44 (“FIN 44”), which became effective on July 1, 2000, requiring that the cancellation of outstanding stock options by the Company and the granting of new options with a lower exercise price (the replacement options) be considered as an indirect reduction of the exercise price of the stock options. Under FIN 44, the replacement options and any repriced options are subject to variable accounting from the cancellation date or date of grant, depending on which stock options were identified as the replacement options. Using variable accounting, the Company is required to recognize, at each reporting date, compensation expense for the excess of the quoted market price of the stock over the exercise prices of the replacement or repriced options until such time as the replacement options are exercised, forfeited or expire. The prospective adoption of the fair value based method for recognition of compensation costs did not change the accounting for the replacement and repriced options as they will continue to be accounted for by the intrinsic value method and be subject to the variable accounting until they are exercised, forfeited, modified or expire.

In November 2000, 300,000 and 50,000 replacement options were issued at exercise prices of US$10.13 (CA$15.50) and US$14.71 (CA$21.94) respectively, and in May and August 2001, 54,000 and 40,000 replacement options were issued for US$11.92 (CA$18.80) and US$9.00 (CA$13.80), respectively. In addition, in January 2001, 474,163 options were repriced at US$8.28 (CA$12.40).

There is no impact from variable accounting for 2007 and 2006 under US GAAP. The impact of variable accounting for 2005 would be a reduction of the compensation expense of approximately $0.3 million.

(e)

Employee future benefits

Effective December 31, 2006, the Company adopted SFAS 158, Accounting for defined benefit plans and other post-retirement benefits – an amendment of FASB Statements No. 87, 88, 106 and 132 (R). This standard requires an employer to recognize the over-funded or under-funded status of defined benefit post-retirement plans as an asset or liability in its balance sheet and to recognize changes in that status in the year in which the change occurs through “Other comprehensive income (loss). The standard does not change the accounting for the Company’s deferred contribution plans.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

23 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(e)

Employee future benefits (continued)

The following table presents the incremental effect of applying this statement on individual line items in the consolidated balance sheet as at December 31, 2007 and 2006:

	2007			2006
	SFAS No. 158 adjustments	Minimum liability adjustments	SFAS No. 158 adjustments	Total adjustments
	$	$	$	$
Other assets	(8,274)	(3,827)	(3,031)	(6,858)
Future income taxes	3,861	4,333	1,128	5,461
Total assets	(4,413)	506	(1,903)	(1,397)

Pension and post-retirement benefits	2,162	7,883	18	7,901
Accumulated other comprehensive income	(6,575)	(7,377)	(1,921)	(9,298)
Total liabilities and shareholders’ equity	(4,413)	506	(1,903)	(1,397)

Until the adoption of SFAS 158, the provisions of SFAS 87, Employers’ Accounting for Pensions required the Company to record an additional minimum pension liability for plans where the accumulated benefit obligation exceeded plan assets’ fair value. With regards to these plans, an intangible asset was recorded up to the extent of unrecognized past service costs. The balance was recorded net of income tax in “Other comprehensive income (loss). There were no such requirements under Canadian GAAP.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

23 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(f)

Deferred debt issue expenses

In accordance with the adoption of the new accounting polices under Canadian GAAP, described in Note 2, the debt issue expenses are classified against the related long-term debt and are subsequently amortized using the effective interest method. Previously, the long-term debt was measured at cost and the debt issue expenses were included in the Company’s consolidated balance sheet under the caption “Other assets” and were amortized on a straight-line basis over the term of the related long-term debt. There was no significant difference in the amortization expense resulting from the application of the straight-line and effective interest methods prior to the application of the new standards on January 1, 2007. In addition, as a result of the application of the new accounting policies, the Company recorded a decrease to the opening deficit as at January 1, 2007 in the amount of $0.4 million representing the cumulative difference between the two amortization methods.

Under U.S. GAAP, such costs are recorded separately within “Other assets” on the Company’s consolidated balance sheet. Consequently, a reversal of the impact recorded on initial adoption of the new policies under Canadian GAAP has been reversed and the debt issue expenses have been reclassified to “Other assets” for US GAAP purposes.

(g)

Interest rate swap agreements

The Company has outstanding interest rate swap agreements, which it designates as a cash flow hedge related to variations resulting from changes in interest rates. In connection with the adoption of the new accounting standards described in Note 2, the fair value of the interest rate swap agreements is recognized on the consolidated balance sheet for the year ended December 31, 2007 as would have been done in accordance with US GAAP. In addition, the Company continued applying hedge accounting to its cash flow hedge relationship related to its interest rate risk of its interest payments using interest rate swap agreements. These derivatives are measured at fair value at the end of each period and the gains or losses resulting from subsequent measurements are recognized in other comprehensive income when the hedge relationship is deemed effective.

Prior to January 1, 2007, the Company did not record the fair value of the interest rate swap agreements on the consolidated balance sheet under Canadian GAAP but was required to do so in accordance with US GAAP.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

23 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(h)

Consolidated comprehensive income (loss)

The following table presents consolidated comprehensive income (loss) per US GAAP:

	2007	2006	2005
	$	$	$
Net earnings (loss) in accordance with US GAAP	(8,393)	(166,693)	28,056
Currency translation adjustments[1]	31,824	2,311	2,645
Minimum pension liability adjustment, net of tax (Note 23 (e))		2,002	(1,262)
Pension and post-retirement benefits (Note 23 (e))	2,723
Adjustments for fair value of interest rate swap agreements, net of tax (Note 23(g))	(1,641)	206	932
Consolidated comprehensive income (loss)	24,513	(162,174)	30,371

1 The accounting for currency translation adjustments is not a difference between Canadian GAAP and US GAAP.

(i)

 Accounting for Uncertainty in Income Tax Positions

In July 2006, FASB issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Tax Positions” (“FIN 48”) introducing recognition and measurement criteria for income tax positions. An income tax position is a position taken in a filed tax return or a position that will be taken in a future tax return which has been reflected in the recognition and measurement of income or deferred tax assets or liabilities. Under the provisions of FIN 48 a tax position must be evaluated using a more likely than not recognition threshold based on the technical merits of the position and can only be recognized if it is more likely than not that this position will be sustainable on audit. If the position does not meet this threshold, no amount may be accrued. Additionally, the recognized tax position will be measured at the largest amount that is greater than 50 % likely to be realized on settlement. FIN 48 became effective for the Company on January 1, 2007. The adoption of FIN 48 had no impact on the Company’s consolidated financial statements.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

24 - SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS UNDER US GAAP

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 replaces the different definitions of fair value in accounting literature with a single definition. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for fair value measurements already required or permitted by other standards for financial statements issued for fiscal years after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In April 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities.  This statement's objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions.  Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The new statement establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity's election on its earnings.  SFAS No. 159 is effective for the Company as of the beginning the of 2008 fiscal year.  The Company is currently evaluating the impact resulting from the adoption of SFAS No. 159.

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations.  This Statement replaces SFAS No. 141, Business Combinations.  This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 labels as the “purchase method”) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement also establishes principles and requirements for how the acquirer:  a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after the Company's fiscal year beginning January 1, 2009.  While the Company has not yet evaluated this statement for the impact, if any, which SFAS No. 141(R) will have on its consolidated financial statements, under SFAS No. 141(R), the Company will be required to expense costs related to any acquisitions after January 1, 2009.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(In US dollars; tabular amounts in thousands, except as otherwise noted)

24 - SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS UNDER US GAAP (Continued)

Non-controlling Interests in Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements.  This Statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company's fiscal year beginning January 1, 2008. The Company is currently evaluating the impact, if any, that SFAS No. 160 will have on its consolidated financial statements.

ORLDOCS 11159162 1

Footnotes

1 Includes amount presented under the caption “Instalments on long-term debt” on the Company’s consolidated balance sheet as at December 31, 2007.